Exhibit 99.1

Kraft Heinz Announces Changes to its Board of Directors
Alicia Knapp of BHE Renewables to be Nominated as New Board Member; Alexandre Van Damme to Retire from the Board

PITTSBURGH & CHICAGO (Feb. 4, 2022) The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz” or “Company”) announced today that after years of distinguished service Alexandre Van Damme, director nominee of Berkshire Hathaway Inc. (“Berkshire Hathaway”), will retire from the Company’s Board of Directors following the end of his term. Berkshire Hathaway has indicated that it plans to nominate Alicia Knapp, President and CEO of BHE Renewables, to fill Mr. Van Damme’s vacancy at the Kraft Heinz 2022 Annual Meeting of Stockholders.

“Berkshire Hathaway is delighted to nominate Alicia to the Board of Kraft Heinz – she has shown tremendous leadership during her 20-plus years at Berkshire Hathaway Energy,” said Greg Abel, member of the Kraft Heinz Board of Directors and Vice Chair, Non-Insurance Operations of Berkshire Hathaway. “We are thrilled to add Alicia’s perspective to Kraft Heinz and believe that her experience will be especially relevant and valuable to the Board and the Company’s environmental, social and governance strategy. Additionally, I would like to thank Alexandre for his many important contributions to the Board over the past four years.”

In her role at BHE Renewables, Ms. Knapp, 43, leads Berkshire Hathaway Energy’s unregulated development and commercial management of renewable projects. BHE Renewables owns solar, wind, geothermal, natural gas and hydroelectric projects that produce energy for both the wholesale market and for customers under long-term power purchase agreements.

Ms. Knapp has earned a reputation as a strategic leader with significant operational, risk management and financial acumen. Before her current role, she served as Vice President of Renewable Generation for MidAmerican Energy, where she was responsible for renewable generation operations and electric trading. Prior to this role, Ms. Knapp served as Vice President of Gas Delivery at MidAmerican Energy, where she managed a natural gas business serving more than 750,000 customers, and also General Manager of Project Development at BHE Renewables, where she managed the development and construction of wind and solar farms. She has been with the Berkshire Hathaway Energy family of businesses since 2001 and held roles in risk management, gas trading, and nuclear and renewable project management earlier in her career.

“It is an honor to be nominated by Berkshire Hathaway to the Kraft Heinz Board of Directors,” said Knapp. “I look forward to the opportunity to add value through this position on the Board and support the Company in its impressive transformation.”

To learn more, visit www.kraftheinzcompany.com.

About The Kraft Heinz Company
We are driving transformation at The Kraft Heinz Company (Nasdaq: KHC), inspired by our Purpose, Let's Make Life Delicious. Consumers are at the center of everything we do. With 2020 net sales of approximately $26 billion, we are committed to growing our iconic and emerging food and beverage brands on a global scale. We leverage our scale and agility to unleash the full power of Kraft Heinz across a portfolio of six consumer-driven product platforms. As global citizens, we're dedicated to making a sustainable, ethical impact while helping feed the world in healthy, responsible ways. Learn more about our journey by visiting www.kraftheinzcompany.com or following us on LinkedIn and Twitter.

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Kathy Krenger (Kraft Heinz Media)
kathy.krenger@kraftheinz.com

Christopher Jakubik, CFA (Kraft Heinz Investors)
ir@kraftheinz.com